Exhibit 10.1

ADDENDUM TO EMPLOYMENT AGREEMENT

THIS ADDENDUM TO EMPLOYMENT AGREEMENT (this “Addendum”) provides for certain modifications to the terms and conditions of the employment agreement by and between Stewart Information Services Corporation (the “Company”), and Joseph Allen Berryman (the “Executive”) dated as of January 1, 2016 (the “Employment Agreement”), and is effective as of January 1, 2017 (“Effective Date”).

W I T N E S S E T H:

WHEREAS, the Company and Executive have agreed to modify the Employment Agreement in certain respects, as set forth in this Addendum; and

WHEREAS, Executive and the Company desire to have the terms and conditions set forth in this Addendum supersede any conflicting terms and conditions set forth in the Employment Agreement; and

WHEREAS, any capitalized terms used in this Addendum shall have the same meaning as provided for such terms in the Employment Agreement, except to the extent otherwise defined in this Addendum or clearly required by the context; and

WHEREAS, any terms and conditions of the Employment Agreement that are not inconsistent with the terms and conditions set forth in this Addendum are understood and agreed to continue in full force and effect, without change;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Addendum and other good and valuable consideration, Executive and the Company, intending to be legally bound, hereby agree as follows:

1.                  Annual Salary. Executive’s Annual Salary shall be Three Hundred and Seventy- Five Thousand Dollars ($375,000), as it may be increased by the Board and set forth in any exhibit delivered to Executive subsequent to the date of this Addendum.

2.                  Stock Ownership Guidelines. The guidelines for stock ownership are revised, and, as a consequence, Section 4.16 of the Employment Agreement (regarding “Stock Ownership”) is amended and restated in its entirety, to read:

“4.16 Stock Ownership. Executive shall reach and maintain ownership of a number of shares of Company stock no later than five (5) years from January 24, 2017, the date of Board approval of these requirements, that are equivalent to a total share trading price of two (2) times the most current Annual Salary in effect (the “Required Stock Ownership”). Executive may not sell shares of Company stock until Executive has achieved the Required Stock Ownership. As permitted by the LTI Plan and prior to achieving the Required Stock Ownership, Executive may elect to surrender shares of Company stock in connection with any taxes required by law to be withheld as a result of the vesting of an LTI Award. Once Executive reaches the Required Stock Ownership, Executive’s obligation to maintain the ownership level required by this Section 4.16 will be satisfied so long as Executive owns the same number of shares that Executive owned on the date that Executive reached the level of ownership required, regardless of the total value of the shares as affected by fluctuations in the price of the stock. Both vested stock, and granted but unvested time-based LTI Awards, shall be counted in achieving and maintaining the Required Stock Ownership. For the avoidance of doubt, granted but unvested performance-based LTI Awards shall not be counted in achieving and maintaining the Required Stock Ownership.”

Name: Joseph Allen Berryman Employee ID: 798882497	Page 1	JAB _____ MWM _____

3.                  Participation in Annual Bonus and Long Term Incentive Plans. The terms and conditions of Executive’s participation in the Company’s Annual Short Term Incentive Plan and in grants and awards made under the Company’s 2014 Long Term Incentive Plan for 2017 are set forth in the Appendices attached to this Addendum as Exhibits A and B.

4.                  Waivers and Amendments. This Addendum may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

5.                  Governing Law. This Addendum shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to the choice of law provisions thereof).

6.                  Assignment. This Addendum, and any rights and obligations hereunder, may not be assigned by Executive and may be assigned by the Company only to a successor by merger or purchasers of substantially all of the assets of the Company or its affiliates.

7.                  Counterparts. This Addendum may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.                  Headings. The headings in this Addendum are for reference purposes only and shall not in any way affect the meaning or interpretation of this Addendum.

9.                  No Presumption Against Interest. This Addendum has been negotiated, drafted, edited and reviewed by the respective parties, and therefore, no provision arising directly or indirectly here from shall be construed against any party as being drafted by said party.

10.                Binding Agreement. This Addendum shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and Executive and Executive’s legal representatives.

Name: Joseph Allen Berryman Employee ID: 798882497	Page 2	JAB _____ MWM _____

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first above written.

EXECUTIVE

Name:	Joseph Allen Berryman
Title:	CFO, Secretary & Treasurer

Date:

COMPANY

Stewart Information Services Corporation

By:
Name:	Matthew W. Morris
Title:	Chief Executive Officer

Date:

Name: Joseph Allen Berryman Employee ID: 798882497	Page 3	JAB _____ MWM _____

EXHIBIT A

ANNUAL SHORT TERM INCENTIVE PLAN

(“STI PLAN”)

Executive shall be eligible to participate in the Company’s 2017 Annual Bonus Payment Program, also known as the Short Term Incentive Plan (“STI Plan”). The STI Plan shall be determined by the Compensation Committee (“Committee) of the Board of Directors (“Board”), in its sole discretion. Payout amount will be determined by the attainment towards metrics in the STI Plan Summary Table which are reflective of corporate performance, and if applicable, specific to Executive’s position as set forth below. Notwithstanding performance levels for these metrics, the Compensation Committee has absolute discretion to determine the ultimate payout amount to Executive.

The Committee will consider the following in determining the amount of the Short Term Incentive (“STI”) payment to Executive:

Annual Salary:	$375,000
Target STI Percent of Annual Salary:	50%
Target STI Amount:	$187,500

STI Plan Summary Table

Metric	Org Unit	Weight	Details	Threshold	Target	Maximum
Modified EBITDA	Corporate	33.33%	Performance to Achieve*	See definition for Target Modified EBITDA (Corporate Metric)
			Performance to Achieve as Percent of Target	70%	100%	130%
			Payout Percent of Target	25%	100%	225%
			Payout Amount	$15,625	$62,500	$140,625

Modified Pretax Margin	Corporate	33.33%	Performance to Achieve	4.49%	6.41%	8.33%
			Performance to Achieve as Percent of Target	70%	100%	130%
			Payout Percent of Target	25%	100%	225%
			Payout Amount	$15,625	$62,500	$140,625

Modified Return on Equity	Corporate	33.33%	Performance to Achieve	7.36%	10.51%	13.66%
			Performance to Achieve as Percent of Target	70%	100%	130%
			Payout Percent of Target	25%	100%	225%
			Payout Amount	$15,625	$62,500	$140,625

			Total Payout Amount	$46,875	$187,500	$421,875

*To determine the level of performance for this metric, the payout calculation uses Modified EBITDA actuals compared to target (budgeted) EBITDA, as approved by the Committee for the respective Performance Period.

Name: Joseph Allen Berryman Employee ID: 798882497	Page A-1	JAB _____ MWM _____

The performance period is January 1, 2017 to December 31, 2017 (the “Performance Period”).

If employment terminates due to Voluntary Retirement prior to end of the 2017 Performance Period and in exchange for Executive executing and delivering a Release as described in Section 6.7 of the Employment Agreement, Executive shall be entitled to receive an amount equal to STI payout at target, prorated based on the number of full completed calendar months worked by Executive during the applicable incentive period. The STI payment shall be payable within 30 days after the date all applicable revocation periods under the Release have expired. This STI payout shall be in addition to any payments payable under Section 6.3 of the Employment Agreement.

If Executive is employed for the full Performance Period, STI will be calculated based on actual performance as defined in the STI Plan Summary Table above, and delivered as a cash bonus payable between January 1 and March 31 of the calendar year following the calendar year to which the bonus relates.

In order to receive more than 100% of target on non-Corporate goals, the actual Corporate Modified EBITDA results must at least reach the Corporate Modified EBITDA threshold level.

Payout percentages will be interpolated for performance achievement between threshold, target, and maximum.

Each metric is independent and Executive may achieve different levels of performance and payouts under each.

The Committee, in its discretion, may change this plan as it deems necessary, throughout the year, including, but not limited to: Annual Salary, target STI, performance metrics and weightings, payout percentages, etc. The Committee also has full and absolute discretion with respect to the interpretation of this STI Plan, including the power to construe terms and conditions set out herein, to establish rules and regulations for the orderly and efficient administration of this STI Plan, to correct any defect or supply any omission or reconcile any inconsistency or ambiguity in this STI Plan, and to ensure that this STI Plan operates in a manner consistent with its underlying intent. The determinations of the Committee regarding this STI Plan shall be conclusive and binding on Executive.

Name: Joseph Allen Berryman Employee ID: 798882497	Page A-2	JAB _____ MWM _____

Specific terms and calculations related to the Short Term Incentive Plan

The following sets forth the definition of specific terms and calculations related to the STI Plan. The following definitions may not be applicable to each individual agreement.

Term of Calculation	Definition
Annual Salary	This is the annual salary as defined herein.
Budget Attainment	Budget Attainment measures the variance between actual expenses and budget expenses. The variance is expressed as a percent variance. The metric is calculated by taking the actual annual expenses minus the budgeted annual expenses. The difference is then divided by the budgeted annual expenses. Payout for this metric is based on variance percentage.
Company	The Company is Stewart Information Services Corporation and its subsidiaries.
Corporate	Corporate is the same as Company.
Corporate Performance	Corporate Performance is the set of metrics for the Company.
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) (Business Unit Metric)	EBITDA (Business Unit Metric) is calculated by removing the effect of the fixed Home Office allocation from pretax profits for the business unit(s) and adding back interest, depreciation, and amortization expenses.
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) (Corporate Metric)	EBITDA (Corporate Metric) is calculated by adding interest, depreciation, and amortization expenses to pretax profits for the Company.
Investment and Other (Losses) Gains – Net	Investment and Other (Losses) Gains – Net is a line item on the Company’s 10K that includes, but is not limited to, realized earnings (losses) from the sale of various types of financial and non-financial instruments; sale of subsidiaries, equity basis investments, and cost-bases investments; impairment of equity and cost-basis investments; and other types of non-operating transactions.
Maximum Performance Level	The level of performance that results in Maximum Payout for a metric.
Maximum Payout Amount	The Maximum Payout Amount is the maximum annual cash bonus that can be earned and paid under the STI Plan. It is calculated by multiplying the Target Payout by an agreed upon percentage as indicated in Executive’s STI Plan Summary Table.
Modified Average Shareholders’ Equity	Modified Average Shareholders’ Equity is Calculated by subtracting cumulative other comprehensive income and non-controlling interest as well as effects of Non-Recurring Items from shareholders’ equity. This calculation is done as of the beginning of the year and the end of the year. The average is then calculated by adding the beginning of the year and ending of the year calculations and then dividing by two.

Name: Joseph Allen Berryman Employee ID: 798882497	Page A-3	JAB _____ MWM _____

Term of Calculation	Definition
Modified Earnings Before Interest, Taxes, Depreciation and Amortization (“Modified EBITDA”) (Business Unit Metric)	The Modified EBITDA (Business Unit Metric) is calculated by adding/subtracting actual Investment and Other (Losses) Gains – Net as well as the effects of Non-Recurring Items from EBITDA (Business Unit Metric).
Modified Earnings Before Interest, Taxes, Depreciation and Amortization (“Modified EBITDA”) (Corporate Metric)	The Modified EBITDA (Corporate Metric) is calculated by adding/subtracting actual Investment and Other (Losses) Gains – Net as well as the effects of Non-Recurring Items from EBITDA (Corporate Metric).
Modified EBITDA Margin (Business Unit Metric)	The Modified EBITDA Margin (Business Unit Metric) is calculated by dividing Modified EBITDA (Business Unit Metric) by Modified Operating Revenues (Business Unit Metric).
Modified Gross Revenues (Corporate Metric)	Modified Gross Revenues is calculated by subtracting Investment and Other (Losses) Gains – Net, as well as the effects of Non-Recurring Items from Total Gross Revenues (Corporate Metric).
Modified Operating Revenues (Business Unit Metric)	Modified Operating Revenues is calculated by subtracting the effects of Non-Recurring Items from Operating Revenues (Business Unit Metric).
Modified Pretax Profits (Corporate Metric)	Modified Pretax Profits (Corporate Metric) is calculated by subtracting Investment and Other (Losses) Gains – Net, as well as removing the effects of Non-Recurring Items from pretax profits.
Modified Pretax Margin (Corporate Metric)	The Modified Pretax Margin (Corporate Metric) is calculated by dividing Modified Pretax Profits (Corporate Metric) by Modified Gross Revenues (Corporate Metric).
Modified Net Income Attributable to Company (Actual)	Modified Net Income Attributable to Company (Actual) is calculated by subtracting Investment and Other (Losses) Gains – Net, as well as the effects of Non-Recurring Items, (all on an after-tax basis) from Net Income Attributable to Company. The source of data is as reported in the Company’s 10K.
Modified Net Income Attributable to Company (Budget)	Modified Net Income Attributable to Company (Budget) is calculated as pretax profit from the System of Record less estimated effective tax rate and non-controlling interest.
Modified Return on Equity (“Modified ROE”) (Corporate Metric)	Modified Return on Equity (Corporate Metric) is calculated by dividing Modified Net Income Attributable to Company by Modified Average Shareholders’ Equity.
Non-Recurring Items	Non-recurring, unusual and/or extraordinary items as determined at the discretion of the Committee.
Operating Revenues (Business Unit Metric)	Operating Revenues is total operating income plus equity income as reported in the System of Record. Where applicable, shadow credit revenue is also included.

Name: Joseph Allen Berryman Employee ID: 798882497	Page A-4	JAB _____ MWM _____

Term of Calculation	Definition
Operating Revenues Local Currency (Business Unit Metrics International Operations)	The source of data for local currency is from International Operations accounting and reporting systems as reported in Lawson (in USD) and converted at current foreign exchange rates used to generate such financial reporting.
Pretax Profit (Corporate Metric)	Pretax Profit (Corporate Metric) is as reported in the System of Record.
Project Attainment	Project Attainment metric is tied to specific goals established for Executive. This metric is measured by determining how much of the annual goals were completed on a percentage basis. Payout for this metric is based on completion percentage.
System of Record (Actual)	Unless otherwise stated, System of Record for actual financial performance is management instance of actual as loaded into Adaptive Insights as populated by Hyperion Financial Management.
System of Record (Budget)	System of Record for budgeted financial performance is management instance of budget as loaded in Adaptive Insights.
Target Modified Earnings Before Interest, Taxes, Depreciation and Amortization (“Target Modified EBITDA”) (Corporate Metric)	The Target Modified EBITDA (Corporate Metric) is as approved by the Committee for the respective Performance Period.
Target Performance Level	The expected level of performance, which results in a payout of 100% of target.
Target Payout	Target Payout is the annual cash bonus that can be earned and paid under the STI. Target Payout is calculated by multiplying Annual Salary by an agreed upon percentage as indicated in Executive’s STI Plan Summary Table.
Threshold Performance Level	The level of performance for a metric below which no payout is earned or paid.
Total Gross Revenues (Corporate Metric)	Total Gross Revenues (Corporate Metric) is equivalent to total revenues as reported in the System of Record excluding the effect of agent retention.
Weighting	Weighting is a calculation that applies a percentage to each metric, which is the fraction of the Target STI tied to that metric. The aggregation of the percentages is 100%.

Name: Joseph Allen Berryman Employee ID: 798882497	Page A-5	JAB _____ MWM _____

EXHIBIT B

LONG TERM INCENTIVE PLAN

(“LTI”)

Executive shall be eligible to participate in the Stewart Information Services Corporation 2014 Long Term Incentive Plan (“LTI Plan”), as such plan shall be in effect and amended and/or superseded from time to time. Capitalized terms in this document shall have the meanings ascribed to such terms in the LTI Plan, except to the extent defined herein or as clearly required by the context. This document constitutes an Award Agreement for purposes of the LTI Plan. The Awards granted under the terms of this document are subject in all respects to the terms and conditions of the LTI Plan.

The actual value of Executive’s Awards under the LTI Plan shall be determined by the Compensation Committee (“Committee) of the Board of Directors (“Board”), in its sole discretion. The Committee shall consider the overall performance of the Company in awarding the any Long Term Incentive (“LTI”). The Committee will consider the following in determining the value of the LTI granted to Executive:

LTI Plan Summary Table

Grant date	June 1, 2017
Annual Salary	$375,000
Target estimated grant date value of total LTI grant as percent of base salary at grant	85%
Target estimated grant date value of total LTI grant:	$318,671
Closing stock price on May 31, 2017	$45.24

	Threshold	Target	Maximum
Number of shares with time-based vesting*	2,348	2,348	2,348
Number of shares tied to Relative Total Shareholder Return (TSR)	587	2,348	5,283
Number of shares tied to Book Value (BV)	587	2,348	5,283
Total number of shares	3,522	7,044	12,914

*The number of shares with time-based vesting does not change with financial performance. Therefore, the threshold, target, and maximum are the same.

LTI will be delivered as a Restricted Stock Award (RSA) or as a Performance Stock Award (PSA) (Total — 100% of LTI grant).

Dividend Equivalent Rights (“DER”):

In the event a dividend is paid to shareholders during the restriction period, the recipient will receive a cash payout or other form of settlement as a DER at the time of vesting based on the number of shares from this restricted period which become vested due to meeting the performance and time restrictions. The Committee reserves the right to determine, at its sole and absolute discretion, whether, on vesting, the DER will be settled in cash or in additional shares. The Committee also reserves the right to determine whether to deem such dividends to have been reinvested in shares at the time the dividends were paid.

Name: Joseph Allen Berryman Employee ID: 798882497	Page B-1	JAB _____ MWM _____

Time-Vested Restricted Shares

Award Value:

•	One-third (1/3) of the grant date value of total LTI grant will be provided in time-based RSA’s.

•	The target number of shares is calculated as: Target estimated grant date value of total LTI grant ÷ 3 ÷ the closing stock price on May 31, 2017, rounded down to the nearest full share.

Vesting:

•	One-third (1/3) of RSA’s will vest on each of the first three anniversaries of the date of grant.

•	These shares are not subject to performance contingencies and will be earned by the recipient by continued employment through the vesting period.

Performance Shares - Total Shareholder Return (“TSR”)

Award Value:

•	The TSR-based performance shares will constitute one-third (1/3) of the grant date value of total LTI grant.

•	The target number of shares granted will be equal to the number of time-based restricted shares.

Performance Period:

•	The three-year period from January 1, 2017 to December 31, 2019 (the “Performance Period”).

•	The shares shall be released to Executive after the Board reviews and approves Company performance, after the performance period has concluded.

Vesting:

•	Vesting of performance shares occurs at the end of the three-year Performance Period based on the achievement of pre-determined TSR percentile ranking in relation to the comparator group approved by the Committee (“Comparative Group”). At the end of the three-year performance period, any TSR-based performance shares determined not to have become vested shall be forfeited and Executive shall have no further rights with respect to such forfeited shares.

Performance Metric:

•	The performance metrics associated with the Performance Shares will function on a relative TSR-based scale. Actual relative TSR performance will be measured as soon as practicable at the end of the three-year Performance Period as compared to the Board-approved Custom Real Estate Index.

Name: Joseph Allen Berryman Employee ID: 798882497	Page B-2	JAB _____ MWM _____

Performance Range:

•	As set out in the table below, Threshold and Maximum opportunity to incentivize performance will be associated with varying levels of relative performance. Targeted performance is achieved when Company TSR is at the 50th percentile of the Comparative Group. Threshold performance is set at the 40th percentile. In the event performance is below the 40th percentile, the associated payout is equal to zero. Maximum Payout is achieved when performance is at the 80th percentile of the Comparative Group.

	TSR Percentile Ranking Performance Achieved	Payout as % of Target Number of Shares
Maximum	80th	225%
Target	50th	100%
Threshold	40th	25%
Below Threshold	<40th	0%

•	Payout percentages will be interpolated for performance achievement between threshold, target, and maximum.

Performance Shares - CAGR Book Value Per Share + Cumulative Dividends Per Share (“BV”)

Award Value:

•	The BV-based performance shares will constitute one-third (1/3) of the grant date value of total LTI grant.

•	The target number of shares to grant will be equal to the number of time-based RSA’s.

Performance Period:

•	The three-year period from January 1, 2017 to December 31, 2019.

•	The shares shall be released to executive after the Board reviews and approves Company performance, after the Performance Period has concluded.

Vesting:

•	Vesting of performance shares occurs at the end of the three-year Performance Period based on the achievement of pre-determined performance levels determined by the Committee. At the end of the three-year Performance Period, any BV-based performance shares determined not to have become vested shall be forfeited and Executive shall have no further rights with respect to such forfeited shares.

Performance Metric:

•	BV performance shares will function on a Compound Annual Growth Rate (CAGR) Book Value Per Share + Cumulative Dividends Per Share performance scale.

Name: Joseph Allen Berryman Employee ID: 798882497	Page B-3	JAB _____ MWM _____

Performance Range:

•	As set out in the table below, Threshold and Maximum opportunity to incentivize performance will be associated with varying levels of performance achievement detailed in the table below.

	CAGR (Book Value Per Share + Cumulative Dividends Per Share) Performance Achieved	Payout as % of Target Number of Shares
Maximum	15%	225%
Target	10%	100%
Threshold	5%	25%
Below Threshold	<5%	0%

•	Payout percentages will be interpolated for performance achievement between threshold, target, and maximum.

Forfeiture Provisions

Any shares subject to Awards made pursuant to this document that have not previously been forfeited under the terms of this document shall be forfeited at the time Executive’s employment terminates to the extent such shares have not become vested, unless otherwise provided for under the terms of the Employment Agreement. Executive shall have no further rights with respect to any portion of any Award that has been forfeited.

To the extent permitted by or not inconsistent with the requirements of the LTI Plan, the Committee, in its discretion, may change this plan as it deems necessary, throughout the year, including, but not limited to: Annual Salary, target LTI, performance metrics and weightings, payout percentages, etc. The Committee also has full and absolute discretion with respect to the interpretation of this LTI Plan, including the power to construe terms and conditions set out herein, to establish rules and regulations for the orderly and efficient administration of this LTI Plan, to correct any defect or supply any omission or reconcile any inconsistency or ambiguity in this LTI Plan, and to ensure that this LTI Plan operates in a manner consistent with its underlying intent. The determinations of the Committee regarding this LTI Plan shall be conclusive and binding on Executive.

Specific terms and calculations related to the Long Term Incentive Plan

The following sets forth the definition of specific terms and calculations related to the LTI Plan.

Term/Calculation	Definition
Annual Salary	This is the annual salary as defined herein.
Average Shares Outstanding	Average Shares Outstanding is the number of shares at the end of the Baseline Period, plus the shares at the end of the Performance Period, divided by two.

Name: Joseph Allen Berryman Employee ID: 798882497	Page B-4	JAB _____ MWM _____

Term/Calculation	Definition
Baseline Period	Baseline Period is the 12-month period ending immediately preceding the Performance Period. For example, a Performance Period of January 1, 2017 through December 31, 2019 would have a baseline period of 12 months ending December 31, 2016.
Book Value per Share	Book Value is calculated as assets less total liabilities as reported in the Company 10K, divided by Average Shares Outstanding.
Compound Annual Growth Rate (CAGR)

CAGR is the annual growth rate, taking into account the Performance Period and effects of compounded growth. The formula used to determine CAGR is as follows:

CAGR = (Value at end of Performance Period / Value at end of Baseline Period)^1/years in Performance Period – 1.

For example, for a Performance Period of January 1, 2017 through December 31, 2019, the basis for the CAGR calculation would be as follows:

CAGR = (Value at December 31, 2016

/ Value at December 31, 2019)^1/3-1

Company	The Company is Stewart Information Services Corporation and its subsidiaries.
Cumulative Dividends Per Share	Cumulative Dividends Per Share is the aggregate cash dividend paid during the Performance Period as reported in the 10K.
Maximum Performance Level	The level of performance that results in Maximum Payout for a metric.
Maximum Payout	The Maximum Payout is the maximum number of shares that can be earned under the LTI Plan for each performance metric. It is calculated by multiplying the Target number of shares by an agreed upon percentage as indicated in Executive’s LTI Plan Summary.
Performance Period	Performance Period is a three-year period beginning on January 1 of the initial award year and ending December 31 three years later. For example, the Performance Period for 2017-initiated awards is January 1, 2017 through December 31, 2019.
Performance Share Award (PSA)	Performance Share Award is share-based compensation that vests based on defined measures, which include Company performance and time-based measures.

Name: Joseph Allen Berryman Employee ID: 798882497	Page B-5	JAB _____ MWM _____

Term/Calculation	Definition
Restricted Stock Award (RSA)	Restricted Stock Award is share-based compensation that is restricted by time of service.
System of Record	Hyperion Financial Management (HFM) is the system of record for all financial data unless otherwise stated.
Target Performance Level	The expected level of performance, which results in a payout of 100% of Target number of shares.
Threshold Performance Level	The level of performance for a metric below which no shares will vest.
Total Shareholder Return (TSR)	Total Shareholder Return is calculated by taking the difference between the Company’s end of year price per share and the beginning of year price per share and adding the Company dividend per share. Next, divide that sum by the Company’s beginning of year price per share.
Total Shareholder Return (TSR) Ranking	Total Shareholder Return Ranking is determined by calculating the Company’s percentile ranking for Total Shareholder Return relative to the Comparative Group.

Name: Joseph Allen Berryman Employee ID: 798882497	Page B-6	JAB _____ MWM _____